EXHIBIT 10(zz)
SECOND AMENDMENT TO THE
MARSH DEFERRED COMPENSATION PLAN
     This Second Amendment to the Marsh Deferred Compensation Plan is adopted by Marsh Supermarkets, Inc. (“the Company”), effective December 20, 2005.
BACKGROUND
     A. The Company adopted the Marsh Deferred Compensation Plan (the “Plan”), effective January 1, 1997, and adopted a First Amendment, effective January 1, 2004.
     B. Effective January 1, 2005, the Plan became subject to Section 409A of the Internal Review Code of 1986 (“Section 409A”). Pursuant to regulatory guidance under Section 409A, the Company may amend the Plan to offer each Participant a new payment election with respect to his accrued benefits under the Plan, without subjecting those payments to adverse taxation under Section 409A, if the amendment and the elections are effected during calendar year 2005.
     C. Pursuant to the Company’s amendment right under Plan Section 8.1, the Company has determined to amend the Plan to provide Participants an election to receive payment in full of their Plan benefits by payments on specified dates and to make other changes to comply with Section 409A.
     D. Pursuant to the Company’s termination right under Plan Section 8.2, the Company has determined to terminate the Plan at the end of calendar year 2005.
AMENDMENT
     The Marsh Deferred Compensation Plan is hereby amended, effective December 20, 2005, as follows:
     1. Article V of the Plan is amended to add a new Section 5.8, to read as follows:

     5.8 Special Payment Election. Each Participant may elect, before December 28, 2005, to receive payment of his Plan balance as of December 31, 2005, in full satisfaction of all his benefits and other interests under the Plan. If a Participant elects to receive the special payments, the Company shall make the payments on the applicable dates. In the event that the Company consummates, before payment of all installments, a transaction that, at the time of shareholder approval, constituted a Change in Control within the meaning of Section 2.1(h)(4) of this Plan, the Company will pay the amount of all unpaid installments on the consummation date. If a Participant does not elect to receive the special payments, the Participant shall remain eligible to receive payment of his benefits, in an amount determined as of December 31, 2005, according to the other terms of Article V of the Plan.
     2. Section 8.2 is amended to read as follows:
     8.2 Termination. Effective at the end of December 31, 2005, the Plan is terminated. Upon Plan termination, the crediting under the Plan of all Elective Deferrals, Employer Matching Amounts, Grandfathered Benefit Amounts, and Profit Based Matching Amounts, and the crediting of earning on such Accounts, shall cease. For any Participant who does not make a special payment election pursuant to Section 5.8, the Participant will receive payment of his Plan benefits in the amounts, in the forms, and at the times otherwise provided under Article V.
     3. Article XII is amended to add a new Section 12.6 to read as follows:
     12.6 The Plan shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance (the “Section 409A Standards”). To the extent that any terms of the Plan would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

MARSH SUPERMARKETS, INC.
By:	/s/ Douglas W. Dougherty
Douglas W. Dougherty
Senior Vice President, Chief Financial Officer and Treasurer